Exhibit 4.2

                                 Amendment No. 1


     Amendment No. 1, dated as of December 15, 2003, to the Amended and Restated Rights Agreement, dated as of January 8, 2002 (the "Rights Agreement"), between Wyeth, a Delaware Corporation (the "Corporation") and The Bank of New York, as Rights Agent (the "Rights Agent").

     WHEREAS, the Corporation has duly authorized the execution and delivery of this Amendment and has done all things necessary to make this Amendment a valid agreement of the Corporation. This Amendment is entered into pursuant to Section 27 of the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

     1. Amendment to the Definition of "Final Expiration Date". Section 1 of the Rights Agreement is hereby amended to delete "October 7, 2009" from the definition of "Final Expiration Date" and insert in lieu thereof: "December 15, 2003".

     2. Effective Date. This Amendment shall be effective upon execution by the undersigned.

     3. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

Attest:                                  WYETH


_____________________                    By:   ______________________
                                         Name:
                                         Title:




Attest:                                  THE BANK OF NEW YORK, as Rights Agent



_____________________                     By:   ______________________
                                          Name:
                                          Title: